Exhibit 99.1

CORPORATE PARTICIPANTS

Ken Cruse Sunstone Hotel Investors Inc - CEO

John Arabia Sunstone Hotel Investors Inc - President

Bryan Giglia Sunstone Hotel Investors Inc - CFO

CONFERENCE CALL PARTICIPANTS

Kevin Varin Citigroup - Analyst

Chris Woronka Deutsche Bank - Analyst

Smedes Rose Evercore Partners - Analyst

Ryan Meliker MLV &  Company - Analyst

Lukas Hartwich Green Street Advisors - Analyst

Thomas Allen Morgan Stanley - Analyst

PRESENTATION

Operator

Good morning ladies and gentlemen and thank you for standing by. Welcome to the Sunstone Hotel Investors first-quarter 2014 conference call.

(Operator Instructions)

I would like to remind everyone that this conference is been recorded today, Tuesday, May 6, 2014 at 9 AM Pacific Time.

I will now turn the presentation over to Bryan Giglia, Chief Financial Officer. Please go ahead.

Bryan Giglia  — Sunstone Hotel Investors Inc - CFO

Thank you, Melissa and good morning everyone.

By now you should have all received a copy of our first-quarter earnings release and supplemental, which were distributed yesterday. If you do not yet have a copy of these, you can access them on our website at www.sunstonehotels.com.

Before we begin this call, I’d like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties, including those described in our Prospectuses, 10-Qs, 10-Ks, and other filings with the SEC which could cause actual results to differ materially from those projected. We caution you to consider those factors in evaluating our forward-looking statements.

We also note that this call contains non-GAAP financial information, including EBITDA, adjusted EBITDA, FFO, adjusted FFO, and Hotel EBITDA margins. We are providing that information as a supplement to information prepared in accordance with generally accepted accounting principles.

With us on the call today are Ken Cruse, Chief Executive Officer, and John Arabia, President. After our remarks we will be available to answer your questions.

With that, I would now like to turn the call over to Ken. Ken, please go ahead.

Ken Cruse  — Sunstone Hotel Investors Inc - CEO

Thanks Bryan and thank you all for joining us today. Having recently met with many of you at our investor day, we’ve tried to keep today’s prepared remarks brief. I’ll start by reviewing our first quarter and some leading indicators for our portfolio, then I will discuss our portfolio quality improvement program, then I’ll finished with comments on what we are seeing in terms of industry fundamentals.

To begin, broad-based improvements in demand helped to drive an 8.6% increase in our RevPAR during the first quarter. Our RevPAR growth was balanced between improving average daily room rates, which were up 3% to $174.91, and occupied rooms, which were up 400 basis points to an occupancy level of 77.7%. For reference, Q1 is typically our lowest occupancy quarter of the year.

During the first quarter, 23 of our hotels achieved RevPAR gains, with 12 of our hotels generating double-digit RevPAR growth. We are seeing particularly strong growth in Southern California, our Portland hotel, our two Houston hotels, as well as our Boston and Orlando properties.

Additionally, many of our recently renovated hotels are generating excellent year-over-year growth. Specifically, in 2013 we completed full renovations of four of our hotels: The Hilton Times Square, the Hyatt Newport Beach, Hyatt Chicago Magnificent Mile, and the Renaissance Westchester. Not surprisingly, these four hotels are leading the charge in terms of RevPAR growth this year.

Partially offsetting the strength we are seeing in most of our markets, we have experienced softness in some markets, including Chicago, Washington DC, and New York City. In each case the confluence of poor weather, assimilation of new hotel supply, and generally weak citywide patterns served to offset demand growth in the first quarter.

From a room segmentation standpoint, our first-quarter group revenues were up 5.7% year over year, driven by a 5.3% increase in occupied rooms and a slight improvement in group ADR. Our Hilton San Diego Bayfront had a terrific group quarter, achieving a very solid 93% pick up against existing group blocks, with several groups increasing their room blocks during the quarter. Other hotels with strong group trends in the first quarter include our two Houston hotels, our Fairmont Newport Beach, and our Renaissance Orlando.

Business travel also remains resilient across our portfolio. Our first-quarter transient room revenue increased 10.7% over last year, with a 3.8% increase in average daily rates and a 6.6% increase in room nights.

During the first quarter our portfolio had 511 sellout nights. In other words, our hotels achieved sellouts on nearly 20% of the available nights during the first quarter. This is a 33% improvement over the 385 sellout nights we achieved during the first quarter of 2013, and this represents our portfolio’s highest ever Q1 sellout percentage.

As our hotels have established better base business through groups and contracts, our operators have intensified their focus on increasing transient revenue by increasing rates across the board and by compressing out lower-rated business. To this end, in the first quarter our premium room revenue improved 15%, driven by a 15.6% increase in premium occupied rooms. Our corporate-negotiated revenue grew by 7.4%, and our discounted room segments grew ADR by 8%, with discounted room nights increasing only 2% as our operators effectively shifted our business mix out of lower-rated discount segments and into higher-rated group and business transient segments.

The combination of high occupancy, less renovation disruption, and proactive revenue management enabled us to gain material market share during the first quarter. In Q1, our hotels gained 390 basis points in STR index, which moved up to an average of 109% for our portfolio.

Our revenue management success in Q1 reflects the continuation of many initiatives we have been working on over the last few quarters. As we continue working with our operators to increase transient revenue through aggressive revenue mix management, it is interesting to note that to date our hotels have successfully achieved positive mix shifts without negatively impacting occupancy rates. We believe this is a very bullish indicator of the overall health of demand for lodging.

With respect to forward indicators, our portfolio’s group room production, defined as group rooms booked for all future periods, was up nearly 20% during the first quarter. This upsurge in booking productivity is being driven by strong group activity at a majority of our hotels, with particularly strong productivity coming from our JW Marriott New Orleans, Renaissance Long Beach, and our Hilton San Diego Bayfront.

Additionally, as you might expect, our recently renovated hotels are grouping up very well. Group room production at our four hotels we renovated in 2013 was up nearly 70% in the first quarter, as compared to Q1 2013, albeit off a very small group room base last year. More importantly, in the first quarter, group production for the four recently renovated hotels was nearly 16% above prior peak production for these hotels. We see this as a great indication of the improved competitiveness of these properties.

With the continued growth in group productivity, it follows that our 2014 group pace, which we define as group revenues on the books for the current year, has continued to improve throughout the year, and is now at levels we have not seen since 2008. Specifically, while our 2014 group pace was slightly below trend several quarters back, our 2014 group pace is now up approximately 6.5% over our 2013 pace for the same time last year. As a reminder, we indicated that our group pace through March was up 5.1% during our April investor day, meaning our current-year group pace has continued to positively ramp up over the past month.

I should also note that our portfolio-wide group pace is being negatively impacted this year by our Renaissance Washington DC, where group pace stands roughly 6.3% below last year’s record level. Meanwhile, consistent with my group productivity comments, 2014 group pace at our four hotels that underwent major renovations in 2013, is up 45.4%, driven by a 38% increase in room nights, and a 5.4% increase in average daily rates. We expect that already very high occupancy levels, coupled with our solid 2014 group base, will continue to drive our aggressive revenue management initiatives into yielding higher rates, while closing out lower-rated business.

Shifting to operational efficiencies, improving the efficiency of all areas of our operations remains a key focus of ours, and energy efficiency is just one piece of that puzzle. While harsh winter weather resulted in a 4.8% increase in our Q1 energy costs per occupied room, it is important to note that this was due to a short-term spike in rates during the first quarter. Importantly, our energy program is oriented around achieving ongoing reductions in energy consumption at our properties. And we continue to achieve successes in this area.

For example, despite the cold weather, total energy consumption per occupied room decreased by nearly 40% at our Renaissance Westchester, due in large part to the comprehensive energy efficiency measures we implemented at this hotel in 2013. Additionally, we saw declines in energy consumption at our Marriott Quincy, Renaissance Washington DC, and Marriott Tysons Corner during the first quarter. We also achieved a 9.3% reduction in energy consumption per occupied room at our Hilton San Diego Bayfront, where we implemented several energy projects over the last year.

Moving onto our portfolio improvement program. As you know, we continually seek to improve the quality and competitiveness of our portfolio through well-timed, programmatic capital investments. I’ll spend a moment now updating you on a few of our more significant 2014 projects.

During the first quarter we invested $33.3 million into our portfolio, completing rooms and public space renovations at our 781-room Renaissance Orlando, our 374-room Renaissance Long Beach, and our 357-room Hilton Garden in Chicago. Additionally, we are making good progress on our phased renovation of the Boston Park Plaza. We now have signed leases for the three unoccupied retail spaces, including Hermes, who will occupy a 5,500 square foot retail store on the first floor, Strega Restaurant Group, a local operator of leading Boston restaurants who will occupy a 5,900 square foot restaurant on the first floor, and David Barton Gym, who will operate a high-quality fitness facility, and occupy approximately 20,000 square feet out of newly created leasable space on the first floor and basement level of the hotel.

In addition to generating roughly $1.4 million of incremental rent annually, we expect the overall guest experience of the Boston Park Plaza will be complemented by the addition of a luxury retailer, a high-end restaurant and bar, and a world-class fitness amenity. We expect these tenant spaces to be fully opened for business over the next several quarters.

Also, we are now substantially finished with renovating the 660 standard guest rooms and corridors at our Hyatt Regency San Francisco. This renovation work was completed on scope, on time, and on budget. As planned, later this year we will renovate and reconfigure the atrium and reading space, as well as the guest suites of this hotel. We do not anticipate this phase of renovation work to result in material business disruption.

During the first quarter, all of our renovation activity resulted in approximately $1.9 million of displaced revenue; consistent with our guidance, most of this displacement occurred at our Hyatt Regency San Francisco. Illustrating the strength of the San Francisco market, our RevPAR at the Hyatt Regency was up approximately 2% in Q1, even as we were executing the full renovation of our standard guest rooms.

Excluding the roughly $1.4 million displacement impact from the renovation, we estimate the Hyatt’s RevPAR would have been up roughly 13% during the first quarter. For the full year, we continue to expect between $3 million and $4 million of renovation-related revenue disruption across our portfolio.

Turning to the balance sheet, we ended the quarter with approximately $178 million of cash, including $83 million of restricted cash. In addition to our cash position, we have an undrawn $150 million credit facility and 13 unencumbered hotels.

To date, we have utilized our at-the-market equity issuance program to raise a nominal amount of acquisition proceeds. Specifically, we raised approximately $1.4 million of proceeds by issuing shares at $14 during the quarter. These proceeds are earmarked to partially fund our pending $11 million acquisition of the 7.3 acres of land underlying our Fairmont Newport Beach later in the second quarter.

The $11 million purchase price represents a roughly 6.% cap rate on trailing ground rent, which is approximately $665,000 per year, but as the ground rent was due to reset this year at 10% of fair market value, which would be based on essentially the same methodology we used to value the ground purchase, we estimate this purchase effectively equates to a 10% cap rate on a go-forward basis. As we hold sufficient cash and our internal estimate for our NAV has increased of the past several months, going forward, we would not anticipate accessing our ATM program at the price level we did earlier this year.

With respect to financial flexibility, during 2013 our unencumbered hotels collectively generated approximately $73.9 million of EBITDA. At the end of the year we had $1.5 billion of consolidated debt and preferred securities, which includes 100% of the $231 million mortgage secured by our Hilton San Diego Bayfront. Our debt has a term to maturity of 3.5 years and an average interest rate of 4.86%. Our variable rate debt as a percentage of total debt stands at 29.3%. And we have no debt maturities through early 2015.

Now turning to guidance. A full reconciliation of our current guidance can be found on pages 17 to 19 of our supplemental, as well as in our earnings release. For the second quarter we see RevPAR growing between 4% and 6%, with the Easter shift this year accounting for a 100- to 120-basis point reduction in Q2 RevPAR growth.

We expect second-quarter Adjusted EBITDA to come in between $89 million and $92 million, the midpoint of which is 29% above 2013 Adjusted EBITDA for the second quarter We expect second-quarter Adjusted FFO per diluted share to be between $0.37 and $0.39, the midpoint of which is 27% above 2013 Adjusted FFO per diluted share for the second quarter. We have increased our full-year 2014 Adjusted EBITDA guidance ranges from $281 million to $296 million, and our full-year Adjusted FFO guidance ranges from $1.07 through $1.16 per diluted share to incorporate our first-quarter results.

As we continue to navigate the middle years of what we believe will be a prolonged period of growth for lodging companies, our long-term goal is essentially unchanged: increase shareholder value by improving the quality and scale of our portfolio while maintaining our balance sheet strength. As our already all-time high occupancy levels continue to improve and demand continues to increase, our ability to efficiently translate growing demand into higher rates and significant profit growth is also improving.

While we have experienced some typical turbulence as this recovery has progressed, we have grown incrementally more positive in our outlook for 2014 and beyond. In short, as fundamentals remain highly constructive and business trends improve, we see plenty of green lights ahead for our business.

As a team, we are quite proud of the progress we’ve made over the last three years, but we see where we are as a starting point for Sunstone, with considerable opportunities to create value for our shareholders going forward. It is incumbent on us to capitalize on these opportunities by carefully executing on our stated plan.

With that, we thank you for your time today and for your continued interest in Sunstone. Let’s open up the call to questions. Melissa please go ahead.

QUESTION AND ANSWER

Operator

(Operator instructions)

Michael Bilerman, Citigroup.

Kevin Varin  — Citigroup - Analyst

Good morning guys this is Kevin Varin with Michael. Just in regards to the ATM, just given the cash balance and the credit facility, it seems you have plenty of liquidity on the balance sheet, just given the small amount. So why utilized ATM?

Ken Cruse  — Sunstone Hotel Investors Inc - CEO

Hey Kevin, thanks for the question. It is a very fair one. As I mentioned in my prepared remarks, we don’t anticipate utilizing the ATM going forward. During the course of the first quarter, we saw this impending purchase of the Fairmont land as a good use of incremental proceeds from the ATM. However as our view of our liquidity position as well as our overall NAV per share has improved. We don’t see accessing the ATM at those levels going forward.

John Arabia  — Sunstone Hotel Investors Inc - President

Kevin, this is John Arabia. I think a couple things for you and everybody to think about when evaluating this relatively small equity raise. First, there’s really a fairly wide variance between our unrestricted cash balance and what you see on our balance sheet versus what is immediately available to us in our investment accounts. There are times that this amount of unrestricted cash in the system, which would include cash and hotel operating accounts, credit cards in transit, lender accounts that have funded for the next month’s interest, debt amortization, ground rent payments, et cetera, that variance can be as much as $40 million to $50 million.

Let me make this perfectly clear. That money is ours and it is very valuable, it’s really just a timing issue when we can access that capital measured in days or weeks. And so, we went out with the expectation of raising just an incremental amount of capital to fund the Fairmont as Ken said. So hopefully that is helpful.

Kevin Varin  — Citigroup - Analyst

Okay. And then one just follow-up question then. On the Fairmont Newport Beach, you guys got the ground lease now, it’s a fee-simple asset, so what are the future plans for the asset just given your commentary at the investor day? That you’re interested in selling some resorts and the suburban hotels as possible sell candidates in the future?

Ken Cruse  — Sunstone Hotel Investors Inc - CEO

Right, the Fairmont itself is an asset that falls into our resort and suburban portfolio. And as we noted in our investor day, many of those hotels are probably in the midterm hold category rather than the long-term core asset category. Right now with the Fairmont, we’re continuing to execute on our business plans for the hotel, and we think we have got more room to grow profitability in that asset. We’re working directly with Fairmont to come up with a new operating model.

But as a fee-simple asset as you alluded, the hotel may be very valuable in the hands of a different owner, so we’ll continue to explore all alternatives there. Your intuition is good that this is an asset that probably falls in our midterm hold class.

Kevin Varin  — Citigroup - Analyst

Okay thank you.

Ken Cruse  — Sunstone Hotel Investors Inc - CEO

You’re welcome.

Operator

Chris Woronka, Deutsche Bank

Chris Woronka  — Deutsche Bank - Analyst

Good morning guys. Ken, we see your last acquisition I believe was in San Francisco. We’ve seen other REITs, we’ve seen the pace of acquisitions slow down a bit, and we’ve certainly seen a slowdown outside of the West Coast. I guess the exception is maybe South Florida. Can you give us your thoughts on kind of why that is and is it trying to buy up into higher RevPAR markets? Is it more of a longer-term call or is it just some near-term dynamics?

Ken Cruse  — Sunstone Hotel Investors Inc - CEO

Your question if I heard correctly, you’re asking why has there been a slowdown in deal flow among the REITs? Acquisition deal flow?

Chris Woronka  — Deutsche Bank - Analyst

Yes.

Ken Cruse  — Sunstone Hotel Investors Inc - CEO

Okay. I think there’s a variety of factors at play there. First of all, cycle to date, many of the lodging REITs have been relatively acquisitive. Sunstone has certainly acquired a number of hotels that fit very squarely within our strategy As we’re moving into the 5th year of this cyclical recovery, we certainly see no signs of this cycle letting up, but at this point we need to be even more careful and selective about how we identify and execute on acquisitions.

Beyond that, cycle to date, the REITs have largely been the only player in the game. And as we have seen over the last year, as the CMBS and debt markets have continued to become more and more accommodative, we are seeing other forms of ownership step into the buyer game. Private equity in particular is coming in and they’re willing to leverage up and achieve lower returns on these investments.

And as a result, certainly from Sunstone’s perspective, I can’t speak for all the other lodging REITs, in many cases we are simply not able to underwrite the values that others are willing to pay. When that dynamic exists, owners like us tend to shift our focus more toward asset sales along the lines of what we just touched on with the Fairmont and potentially other assets within our portfolio.

Chris Woronka  — Deutsche Bank - Analyst

Okay, got you. And then, just to kind of ask about the coastal performance, the variance. Do you guys see that continuing for some time? Or, it just seems as if the spread between West Coast, East Coast is wider than we have ever seen. And maybe there is some specific reasons for that in New York and such, but do see that continuing for the rest of the year and beyond? Or do you think it’s going to even out a little bit?

Ken Cruse  — Sunstone Hotel Investors Inc - CEO

The reason we have a geographically diverse portfolio is largely because you will see outsized growth in certain parts of the country and less growth in others, and we don’t see that as being a permanent state of play here as far as the West Coast goes versus the East Coast.

Part of what is happening obviously in the East Coast,  with New York in particular, that market is just assimilating a great deal of new supply. We love the New York market long term, we love the Washington DC market long term as well, yet DC itself will unfortunately have to be absorbing some supply this year as well.

Some of the West Coast markets, San Francisco in particular, just is not exposed to the supply levels that other gateway markets are. Largely that’s a function of the operating cost structure in the San Francisco market.

It’s very difficult to pencil out new hotel development. Take our Hyatt that we acquired last fall. We acquired that for $337,000 per key, fee-simple, in a phenomenal location that is surrounded by nearly 3 million square feet of new office being developed within five blocks of the asset, so incredible dynamics at play with that hotel. And yet we were able to acquire that hotel at a huge discount to replacement costs in a market where we simply don’t see material supply coming on board, again, largely as a product of the cost structures in that particular market.

That is somewhat specific to the San Francisco market. Beyond that, in California particular, and also you are seeing this in the Oregon market where we own a hotel in Portland, you have a nice eastbound trend in terms of travelers coming from Asian markets. And then you’ve got a very pronounced recovery in the housing market, which has helped to fuel the overall sentiment from travelers within this region.

As you know, the housing market in the West suffered more severely than other markets during the last downturn. And so as the recovery has ensued here, sentiment has improved accordingly.

Chris Woronka  — Deutsche Bank - Analyst

Got you. That is great color. Thanks Ken.

Ken Cruse  — Sunstone Hotel Investors Inc - CEO

You’re welcome Chris.

Operator

Smedes Rose, Evercore.

Smedes Rose  — Evercore Partners - Analyst

Hello thank you. I wanted to ask you about the group business that you are seeing for 2015, and kind of at this time of the year what kind of percentage would you expect to see on the books? And I guess, where are you relative to what you would maybe see normally here?

Ken Cruse  — Sunstone Hotel Investors Inc - CEO

Sure Smedes. I appreciate the question, as I mentioned this year group trends have continued to improve. In fact just for 2014 we’ve seen some late-breaking improvements in the overall pace this year. I think part of that may be an indication of a somewhat shorter booking window for group business.

As we look toward 2015, our full-year revenue on the books is up about 1 percentage point, so not hugely, but for a couple of our hotels they’re kind of moving the needle. DC once again will be a bit of a laggard in 2015, with citywide as more or less flat over the current year. But overall, we are seeing a good uptick in trends this year. We would expect that to follow through given what we have seen recently in the short-term dynamic with group bookings as we move into 2015.

Another piece of the puzzle, when you look at pace, as I mentioned on the call, our pace is at record levels right now for our portfolio, as is our occupancy. We expect to finish this year with an occupancy rate that’s roughly 2 points above prior peak occupancy on a same-store basis. So pace becomes a bit more difficult to read as an indicator as you look into 2015 because we’re going to be that much more selective about the types of business that we put into our hotels. With a flat pace on a year-over-year basis going into 2015 with continued growth in business transient trends, we see that as a great formula for our aggressive revenue management strategies in 2015 and beyond.

Smedes Rose  — Evercore Partners - Analyst

Great, okay, thank you.

Ken Cruse  — Sunstone Hotel Investors Inc - CEO

You’re welcome.

Operator

Ryan Meliker, MLV & Company.

Ryan Meliker  — MLV &  Company - Analyst

Hey guys, I have two questions. The first one should be pretty quick. I just want to make sure I understand correctly. This is not alluding to something different. But your Q2 guidance calls for a diluted average share count of 181.9 million shares. But as of March 31, 2014, according to your capitalization chart on page 21 of your supplemental, you said you ended the quarter with 183.3 million shares. Help me reconcile that difference? Are you guys buying back shares or is something else going on there?

Bryan Giglia  — Sunstone Hotel Investors Inc - CFO

No Ryan, this is Bryan. The share count, the difference in that versus the amount that is in the supplemental in the 10-Q, is the fully — is all of the unvested employee shares that are outstanding. When those shares vest, they go through a net settlement where a portion of them are basically deleted to pay for the taxes for each employee at that point. So the 181.9 million and I think at the end of the year it’s about 182 million shares for the total share count; that takes into account that net settlement for all those outstanding employee shares.

Ryan Meliker  — MLV &  Company - Analyst

Got you, okay. That’s helpful. The other question I was hoping you guys would be able to provide some color on was you indicated that in 1Q, your overall penetration rate across your portfolio was around 109%, which is obviously attractive, certainly above average obviously. Are there any assets that are materially below that 100% penetration level? And are there any opportunities that you guys have to kind of bring those assets up to more in line with your portfolio average?

Ken Cruse  — Sunstone Hotel Investors Inc - CEO

Sure, another great question. Just as to my comments on why we own a geographically diverse portfolio, we also own assets that are at varying levels of penetration within their markets.

Take Boston Park Plaza for example, it’s current index is 78%, and it ranks relatively low on TripAdvisor in that market. Our goal is to move that index up. Now we don’t as part of our business plan for the Boston Park Plaza, I’ll just pick on that hotel as one small example within our portfolio.

Our business plan does not call for that hotel achieving a pro forma index that exceeds 100. We think in that market given this asset and where the demand trends lie, the proper index for this hotel is somewhere between 90% and call it 95% index. So certainly across the board we have different index goals for our hotels.

We do aspire to achieve significant index levels for assets, but cost of gaining that incremental market penetration in many cases doesn’t justify the ends. So we try to be very careful about identifying index targets for each and every one of our hotels, some of which are below 100.

Ryan Meliker  — MLV &  Company - Analyst

And then on the flip side, do you have any assets that are well in excess of your 109% average that maybe there’s risk to some of them losing that penetration rate, whether it be peers that are undergoing massive renovations, or new supply coming online or something else along those lines?

Ken Cruse  — Sunstone Hotel Investors Inc - CEO

Yes, I’ll give you a couple of examples. Take our Philadelphia West Conshohocken Marriott, a good little hotel. Basically on a little island in and of itself within that market, supply is not a huge issue for that asset and it just continues to penetrate the market given the depth of the Marriott-loyal travelers, so it’s got a very, very significant overall index.

Courtyard LAX is another hotel where we can just yield that asset extremely well, it achieves 145% to 150% index pretty regularly. So we do have a number of hotels that are high-index performers as well. And I think to your point, some of those hotels may be exposed to supply over time, but at this point the two examples that I just gave you, the Philadelphia West we don’t see supply being an issue. And LAX is a deep and very strong market, especially given some of expansions we have seen with the LAX market, so we don’t see supply being a huge impact there. There will be a few hotels coming on over the next couple of years though.

Ryan Meliker  — MLV &  Company - Analyst

All right. That’s it for me.

Ken Cruse  — Sunstone Hotel Investors Inc - CEO

Thanks Ryan.

Operator

Lukas Hartwich, Green Street Advisors.

Lukas Hartwich  — Green Street Advisors - Analyst

Hey guys. What do you think is driving the strength in group business?

Ken Cruse  — Sunstone Hotel Investors Inc - CEO

So Lukas, the strength in group businesses, I think you need to think in relative terms; we’re back to prior peak levels for overall group pace and group demand right now, and yet our overall portfolio as I mentioned will end this year on a same-store basis to basically 2 percentage points above prior peak occupancy levels.

So overall demand is strong, but demand cycle to date has been driven by business transient. Group has been late to the party, and so you comping over a relatively slow and soft trend with group business that is just now starting to catch up.

Lukas Hartwich  — Green Street Advisors - Analyst

And then in terms of the group pace, I’m just curious what percentage of your total group business for the year did that represent?

Ken Cruse  — Sunstone Hotel Investors Inc - CEO

For our total business, group is about 30%. Our portfolio is largely business transient.

Lukas Hartwich  — Green Street Advisors - Analyst

Right, right. What I was trying to get to was much of your business for 2014 is essentially locked up, so you’ve already got your group business of your portion of that locked up. I’m just curious what percentage of your total business for the year does that represent?

Ken Cruse  — Sunstone Hotel Investors Inc - CEO

Your point is exactly right. For our big group boxes in particular, group business is largely already on the books. Hilton San Diego has 95% of its business on the books. Orlando has 90%, DC 92%. So the big group boxes have almost all of their group business on the books.

But the transient hotels were at about 75%, 76% of the total expected group business currently on the books. So you are dealing with smaller groups there that have a little bit shorter booking windows. But for the most part, much of the group business for this year is already in place.

Where you’ll see some uptick is in pickup. I use the example in my prepared remarks in San Diego. Traditionally we will budget for pickup against room block somewhere in the 60% range in San Diego. We achieved a 93% pickup in the first quarter. We don’t necessarily — and we saw several groups increase their overall block sizes. Yet another indication of the health of group demand in our industry.

We don’t necessarily expect those trends to replicate themselves quarter in and quarter out. But I think it is a good example into the overall strength of group business.

Lukas Hartwich  — Green Street Advisors - Analyst

Then also the groups, the pickup in groups, are you also seeing your spending on banqueting and F&B in general?

Ken Cruse  — Sunstone Hotel Investors Inc - CEO

That’s a bit lumpy. In the first quarter, we saw — I’ll use San Diego as a micro example, and then I will give you a broader picture of the whole portfolio. San Diego, while we saw good uptick in group rooms in the first quarter, we actually had a situation where many of those group rooms instead of being corporate group, where it’s in house business and they’re doing a fair amount of group spend, most of those group rooms were actually association business, so we had a slight decline in group spend at that particular hotel, it was down about 12%.

Portfolio-wide in the fourth quarter, we saw an uptick in overall ancillary spend, and for the remainder of this year we would expect to see as the quality of group business continues to improve, the overall spend itself on F&B and other revenue streams will also increase.

Lukas Hartwich  — Green Street Advisors - Analyst

Great, that’s very helpful. Thank you.

Ken Cruse  — Sunstone Hotel Investors Inc - CEO

You’re welcome. Thank you.

Operator

Thomas Allen, Morgan Stanley.

Thomas Allen  — Morgan Stanley - Analyst

Hello good morning. Two questions on the Park Plaza. One, can you just give us your updated views on what kind of EBITDA you can do from that property down the road? And secondly, based on your commentary on leasing out the retail space, if I calculated this correctly, it implies about $50 a square foot. So can you just help us think about that and kind if we could extrapolate to anywhere, anything else in your portfolio? Thanks.

Ken Cruse  — Sunstone Hotel Investors Inc - CEO

Sure all right. So Thomas, first on the Boston Park Plaza, we see the hotel as going from roughly $20 million of EBITDA in its current state to north of between $30 million and $35 million stabilized over the next several years as we execute on our phased renovation. We touched on this one prior quarter, I’ll just reiterate it now that the renovation work itself to reposition that hotel will take place over several years.

Phase one is underway now with the retail space being executed as well as. In fact,  many of us are getting on a plane later on this week to do a final design review for the public spaces at that hotel. Group’s renovations will take place once again in the next year, plus during the seasonally slow periods for the hotel. So you’re talking three years plus down the line before we expect to start to achieve our stabilized EBITDA levels for that Boston Park Plaza.

As far as retail goes, yes we are very pleased with what we are seeing in the overall retail space. We generate across the hotel. I just mentioned the roughly 30,000 square feet or 31,000 square feet of incremental lease up that we accomplished post ownership. But the total which is generating roughly $1.4 million of rent, we achieved around $2.3 million of total rent on all of the space in the hotels. The hotel, which includes a McCormick and Schmick’s, a Melting Pot, Travel, Traders, et cetera.

So overall we achieved around $2.3 million of total rent. We estimate the valuation of that space using roughly a 4.5% to 5% cap rate given market comps at roughly on the total, total space north of $50 million, just for the incremental space that we have leased up is north of $30 million.

Thomas Allen  — Morgan Stanley - Analyst

And then just thinking about other retail opportunities, I know Vornado for example had their call this morning and were suggesting that they hit over $4,000 a square foot for some New York City retail. So just thinking, I doubt there are opportunities like that for you, but are there other kind of attractive opportunities that you can think about?

Ken Cruse  — Sunstone Hotel Investors Inc - CEO

We have one asset in particular where there is clearly some opportunity to extract material value based on where we are seeing retail space and frontage space street, and that is our Doubletree in Times Square. It is located at 47th and Broadway, right in the bowtie, a great piece of real estate, a great facade. To date we have not yet optimized that asset.

Ultimately, that may be something that we as a lodging real estate investment trust are not the best equipped to execute on, but nonetheless we own the asset and therefore, if somebody is willing to pay us for the value, the ultimate value of the signage retail, hotel space, we are certainly willing to explore that. But one thing we will rest assured on at this point is that we acquired the hotel at a very, very attractive price point a couple of years ago relative to where the market is for that combination of real estate.

Thomas Allen  — Morgan Stanley - Analyst

Great, thank you.

Operator

There are no further questions at this time. Please continue.

Ken Cruse  — Sunstone Hotel Investors Inc - CEO

Great. Well we appreciate your time today, we look forward to meeting with you all at the upcoming meetings at NYU and NAREIT. Thank you.

Operator

Ladies and gentlemen this concludes the conference call for today. Thank you for participating. Please disconnect your lines.